Exhibit 3.59

CERTIFICATE OF FORMATION

OF

ELIZABETH ARDEN USC, LLC

This Certificate of Formation of Elizabeth Arden USC, LLC (the “LLC”) is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST:  The name of the limited liability company formed hereby is Elizabeth Arden USC, LLC.

SECOND:  The address of the registered office of the LLC in the State of Delaware is Corporate Creations Network Inc., 3411 Silverside Road Rodney Building #104, Wilmington, DE 19810, New Castle County. The name of its registered agent at such address is Corporate Creations Network Inc.

THIRD:  This Certificate of Formation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 26th day of June, 2013, and does hereby affirm that the statements contained herein have been examined by the undersigned and are true and correct.

By:	/s/ Oscar E. Marina
Name:	Oscar E. Marina
Title:	Authorized Person